Exhibit 99.1

Alpine Immune Sciences, Inc. Completes Merger with Nivalis Therapeutics, Inc.

- Commences Trading on NASDAQ Global Market on July 25, 2017 under Ticker Symbol “ALPN”-

- Utilizes Novel Protein-Based Immunotherapy Discovery Platform Focused on Developing Therapeutics for the Potential Treatment of Inflammatory Diseases and Cancer -

- Approximately $90 Million in Cash and Cash Equivalents on Balance Sheet Following Transaction Close -

SEATTLE, Wash., July 25, 2017 – Alpine Immune Sciences, Inc. (NASDAQ: ALPN), a leading company focused on the development of proprietary, protein-based immunotherapies to modulate the immune system, today announced the closing of its previously disclosed merger with Nivalis Therapeutics (NASDAQ: NVLS), effective July 24, 2017. The combined company changed its name to Alpine Immune Sciences, Inc. immediately following the merger and is expected to commence trading on The NASDAQ Global Market today, July 25, 2017, under the ticker symbol “ALPN”.

“The completion of this merger represents a significant milestone for Alpine Immune Sciences and its shareholders, and most importantly for physicians and their patients seeking a fundamentally new approach to modulate the immune system to fight disease. Closing the merger, in combination with the associated financing, provides us with the resources to move forward as a focused, well-funded public company,” said Chairman and Chief Executive Officer Dr. Mitchell H. Gold. “With our experienced team in place, and a potentially transformative development pipeline of first in class molecules, we believe that Alpine has both the experience and the resources to develop novel therapeutic approaches that address inflammation, cancer, and other diseases.”

Upon the completion of the merger and financing, Alpine will have approximately $90 million in cash and cash equivalents. This includes proceeds from a financing that closed immediately prior to the merger in which Alpine received gross proceeds of approximately $17 million in new investment from current Alpine investors, OrbiMed Advisors, Frazier Healthcare Partners, and Alpine BioVentures. “The continued support from our existing investors in this financing is a strong endorsement of our program’s transformative potential and the scientists at Alpine, to address some of the most challenging unmet medical needs,” said Dr. Gold.

Alpine is focused on the development of innovative immunotherapies. Alpine’s proprietary variant immunoglobulin domain™ (“vIgD”) platform uses a process known as directed evolution to create therapeutics capable of modulating multiple human immune system proteins in the immune synapse through a single molecule. In Alpine’s pre-clinical studies, the vIgD platform has identified novel proteins with the ability to either enhance or diminish an immune response. These proteins could be potentially applicable therapeutically to both oncology (cancer) and inflammatory diseases. Alpine has also developed its transmembrane immunomodulatory protein™ (“TIP”™) technology, based on the vIgD platform, to potentially enhance engineered cellular therapies. Alpine intends to apply for clearance for its first molecule, a dual ICOS/CD28 antagonist, to begin clinical trials in the second half of 2018.

Following the completion of the merger, Alpine shareholders, option holders and warrant holders own, or have rights to acquire, approximately 74 percent of the combined company, and former Nivalis shareholders, option holders and warrant holders own, or have rights to acquire, approximately 26 percent of the combined company.

About Alpine Immune Sciences, Inc.

Alpine Immune Sciences, Inc. is focused on developing novel protein-based immunotherapies using its proprietary Variant Ig Domain vIgD platform technology. The vIgD platform is designed to interact with multiple targets, including many present in the immune synapse. Alpine’s vIgDs are developed using a process known as directed evolution, which can potentially produce proteins capable of either enhancing or diminishing an immune response and thereby may potentially apply therapeutically to both oncology and inflammatory diseases. Alpine has also developed its TIP technology, based on the vIgD platform, to potentially enhance engineered cellular therapies. In October 2015, Alpine signed a worldwide research and license agreement with Kite Pharma, Inc. (NASDAQ:KITE) for up to $535 million in up front and potential milestone payments plus royalties on resulting sales. The agreement allows Kite access to certain targets developed using Alpine’s TIP platform. For more information visit www.alpineimmunesciences.com/.

Forward-Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning Nivalis Alpine, the merger and financing transaction, Alpine’s platform technology, potential therapies, clinical and regulatory objectives and milestone and royalty payment potential and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Alpine, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “plan,” “believe,” “intend,” “look forward,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the ability of Alpine to protect its intellectual property rights; unexpected costs, charges or expenses resulting from the merger; potential adverse changes resulting from the announcement or completion of the merger; that Alpine’s discovery-stage and pre-clinical programs do not advance into the clinic or result in approved products on a timely or cost effective basis or at all; and legislative, regulatory, political and economic developments. Alpine’s pipeline programs, including ALPN-101, are in pre-clinical development, and the process by which a pre-clinical therapeutic candidate could potentially lead to an approved therapeutic is long and subject to significant risks and uncertainties. Risks facing Alpine and its programs are set forth in Alpine’s filings with the SEC. Except as required by applicable law, Alpine undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Investors:

Courtney Dugan

212-257-6723

cdugan@purecommunications.com

Media:

Jennifer Paganelli

347-658-8290

jpaganelli@w2ogroup.com

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